EXHIBIT 3.1(a)


                                    RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                      NORTH ATLANTIC TRADING COMPANY, INC.


                               -----------------


                  North Atlantic Trading Company, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

                  FIRST: The name of the corporation is North Atlantic Trading Company, Inc. (the "Corporation"). The Corporation was originally incorporated under the name "North Atlantic Trading Acquisition Company, Inc." and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 19, 1997.

                  SECOND: This Restated Certificate of Incorporation, which restates and further amends the provisions of the Certificate of Incorporation, was duly adopted by written consent of the Board of Directors and a majority of the stockholders of the Corporation in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

                  THIRD: The text of the Certificate of Incorporation as heretofore amended or supplemented is hereby restated and further amended to read in its entirety as follows:

                                   ARTICLE 1.
                                      NAME

                  The name of the corporation is North Atlantic Trading Company, Inc. (the "Corporation").

                                   ARTICLE 2.
                                REGISTERED OFFICE

                  The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801. The name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

                                   ARTICLE 3.
                                    PURPOSES

                  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "DGCL").


                                   ARTICLE 4.
                                  CAPITAL STOCK

                  4.1 Total Authorization. The Corporation shall have authority to issue Seven Million Five Hundred Thousand (7,500,000) shares of capital stock which shall be divided into classes of voting common stock, non-voting common stock and preferred stock as follows:

                  (a) Seven Hundred Fifty Thousand (750,000) shares of voting common stock, par value $.01 per share ("Voting Common Stock").

                  (b) Seven Hundred Fifty Thousand (750,000) shares of non-voting common stock, par value $.01 per share ("Non-Voting Common Stock"; and together with the Voting Common Stock, the "Common Stock").

                  (c) Six Million (6,000,000) shares of preferred stock, par value $.01 per share ("Exchange Preferred Stock").

                  4.2 General Provisions. Except as otherwise required by law, and except as provided in this Article 4 as to (i) the voting powers and (ii) certain rights of conversion and the qualifications or restrictions thereof, all shares of each class of Common Stock shall be of equal rank and shall be identical in all respects. Except as otherwise provided by law, the shares of stock of the Corporation, regardless of class, may be issued by the Corporation from time to time in such amounts, for such


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
consideration and for such corporate purposes as the Board of Directors may from time to time determine.

                  4.3      Voting Powers.

                  4.3.1 General. Subject to the provisions of applicable law or of the By-laws with respect to the closing of the transfer books or the fixing of a record date for the determination of stockholders entitled to vote, and except as otherwise provided by law or by the resolution or resolutions providing for the issue of any series of Exchange Preferred Stock, the holders of outstanding shares of Voting Common Stock shall exclusively possess the voting power for the election of directors and for all other purposes, each holder of record of shares of Voting Common Stock being entitled to one vote for each share of Voting Common Stock standing in his name on the books of the Corporation.

                  4.3.2 Non-Voting Common Stock. The holders of Non-Voting Common Stock shall not have or be entitled to any voting rights or powers, either general or special, except as required by law.

                  4.3.3 Increase in Common Stock. The authorized number of shares of any class of Common Stock may be increased or decreased (but not below the number of shares then outstanding) upon the affirmative vote of the holders of a majority in voting power of the outstanding Voting Common Stock entitled to vote (irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto)) without the necessity for any separate class vote thereon by the holders of any class of Common Stock.

                  4.3.4 Optional Conversion. Subject to and upon compliance with the provisions of the second paragraph of this Section 4.3.4, shares of Common Stock may be converted as follows: (i) upon sixty-one (61) days' prior written notice to the Corporation, any holder of shares of Non-Voting Common Stock may convert all or any portion of such shares into an equal number of shares of Voting Common Stock and (ii) upon ten (10) days' prior written notice to the Corporation, any holder of shares of Voting Common Stock may convert all or any portion of such shares into an equal number of shares of Non-Voting Common Stock (each such conversion pursuant to clause (i) or (ii) above being referred to as, an "Optional Conversion).

                  Each Optional Conversion shall be effected by the surrender of the certificate or certificates representing the shares to be converted ("Surrendered Shares") at the principal office of the Corporation (or such other office or agency of the Corporation as the Corporation may designate by written notice to the holders of


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

Surrendered Shares) at any time during its usual business hours, together with written notice by the holder of such Surrendered Shares, stating that such holder desires to convert the Surrendered Shares, and specifying a stated number of the shares represented by such certificate or certificates as described in clause (i) or (ii) of the preceding paragraph of this Section 4.3.4 that such holder desires to convert (for purposes of this Section 4.3.4, such Surrendered Shares being converted are referred to as, the "Issued Shares"). Such notice shall also state the name or names (with addresses) and denominations in which the certificate or certificates for Issued Shares are to be issued and shall include instructions for the delivery thereof. Promptly after such surrender, receipt of such written notice and the expiration of the applicable notice period under clause (i) or (ii) of the preceding paragraph of this Section, the Corporation will issue and deliver in accordance with the surrendering holder's instructions the certificate or certificates evidencing the Issued Shares issuable upon such conversion, and the Corporation will deliver to the converting holder a certificate (which shall contain such legends as were set forth on the surrendered certificate or certificates) representing any shares which were represented by the certificate or certificates that were delivered to the Corporation in connection with such conversion, but which were not converted. Such conversion, to the extent permitted by law, shall be deemed to have been effected as of the close of business on the date on which such certificate or certificates shall have been surrendered and such notice shall have been received by the Corporation, and at such time the rights of the holder of the Surrendered Shares as such holder shall cease and the person or persons in whose name or names the certificate or certificates representing the Issued Shares are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the Issued Shares. Upon issuance of shares in accordance with this Section 4.3.4, such Issued Shares shall be duly authorized, validly issued, fully paid and non-assessable.

                  4.3.5 Reservation of Shares. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Voting Common Stock and Non-Voting Common Stock, solely for the purpose of issuance upon the conversion or re-conversion of shares of Voting Common Stock and NonVoting Common Stock, such number of shares of such class as are then issuable upon the conversion of all outstanding shares of Voting Common Stock and Non-Voting Common Stock.

                  4.3.6 Stock Splits; Adjustments. If the Corporation shall in any manner subdivide (by stock split, stock dividend or otherwise) or combine (by reverse stock split or otherwise) the outstanding shares of any class of Common Stock, then the outstanding shares of all other classes of Common Stock shall be subdivided or


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

combined, as the case may be, to the same extent, share and share alike, and effective provision shall be made for the protection of the conversion rights hereunder.

                  In case of any reorganization, reclassification or change of shares of any class of Common Stock (other than a change in par value or from par to no par value as a result of a subdivision or combination), or in case of any consolidation of the Corporation with one or more corporations or a merger of the Corporation with another corporation (other than a consolidation or merger in which the Corporation is the resulting or surviving corporation and which does not result in any reclassification or change of outstanding shares of any class of Common Stock), each holder of any shares of any class of Common Stock shall have the right at any time thereafter, to convert such shares into the kind and amount of shares of stock and other securities and properties (including cash) receivable upon such reorganization, reclassification, change, consolidation or merger by a holder of the number of shares of any class of Common Stock, as the case may be, which might otherwise have been converted immediately prior to such reorganization, reclassification, change consolidation or merger.

                  4.3.7 No Charge. The issuance of a certificate for shares of any class of Common Stock upon conversion of shares of any other class of Common Stock shall be made without charge to the holders of such shares for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Common Stock; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery to the holder of the Common Stock converted.

                  4.4 Exchange Preferred Stock. Shares of Exchange Preferred Stock may be issued from time to time in one or more series of any number of shares as may be determined from time to time by the Board of Directors, provided that the aggregate number of shares issued and not cancelled of any and all such series shall not exceed the total number of shares of Exchange Preferred Stock authorized by this Certificate of Incorporation.

                  Each series of Exchange Preferred Stock shall be distinctly designated. Except in respect of the particulars fixed for series by the Board of Directors as permitted hereby, all shares shall be alike in every particular, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative. The voting powers, if any, of each such series and the preferences and relative, participating, optional and other special rights of each such series and the qualifications, limitations and restrictions thereof, if any,


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
may differ from those of any and all other series at any time outstanding; and the Board of Directors is hereby expressly granted authority to fix, in the resolution or resolutions providing for the issue of a particular series of Exchange Preferred Stock, the voting powers, if any, of each such series and the designations, preferences and relative, participating, optional and other special rights of each such series and the qualifications, limitations and restrictions thereof to the full extent now or hereafter permitted by this Certificate of Incorporation and the laws of the State of Delaware.


                                   ARTICLE 5.
                                     BY-LAWS

                  In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in this Certificate of Incorporation, by-laws of the Corporation may be adopted, amended or repealed by a majority of the Board of Directors of the Corporation, but any by-laws adopted by the Board of Directors may be amended or repealed by the stockholders entitled to vote thereon.


                                   ARTICLE 6.
                                 INDEMNIFICATION

                  6.1 Director's Liability. A director of the Corporation shall not be personally liable either to the Corporation or to any stockholder for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, or (ii) for acts or omissions which are not in good faith or which involve intentional misconduct or knowing violation of the law, or (iii) for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the DGCL or any amendment thereto or successor provision thereto, or (iv) for any transaction from which the director shall have derived an improper personal benefit. Neither amendment nor repeal of this Section 6.1 nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Section
6.1 shall eliminate or reduce the effect of this Section 6.1 in respect of any matter occurring, or any cause of action, suit or claim that, but for this
Section 5.1, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                  6.2 Corporation's Power to Indemnify. The Corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by


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

reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permitted by law, and the Corporation may adopt By-laws or enter into agreements with any such person for the purpose of providing for such indemnification.

                  IN WITNESS WHEREOF, the undersigned has duly executed this Restated Certificate of Incorporation on this 19th day of February, 1998.


                                                 By:   /s/ Jeffrey S. Hay
                                                       -------------------------
                                                       Jeffrey S. Hay
                                                       Executive Vice President
                                                       of North Atlantic Trading
                                                       Company, Inc.


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